AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made as of [______], 2019, among (i) SCM TRUST, a Massachusetts business trust, on behalf of the Shelton Tactical Credit Fund (the “Acquiring Fund”), a series of SCM Trust, (ii) INVESTMENT MANAGERS SERIES TRUST II, a Delaware statutory trust (“IMST II”), on behalf of the Cedar Ridge Unconstrained Credit Fund (the “Acquired Fund”), a series of IMST II (SCM Trust and IMST II are each sometimes referred to herein as an “Investment Company” and collectively as “Investment Companies,” and the Acquiring Fund and Acquired Fund are sometimes referred to herein, collectively, as the “Funds”), and (iii) CCM Partners, LP, a California limited partnership d/b/a Shelton Capital Management (“Shelton Capital Management”), solely with respect to paragraph 7. Notwithstanding anything to the contrary contained herein, (1) the agreements, covenants, representations, warranties, actions, and obligations of and by the Funds, and of and by each Investment Company, as applicable, on behalf of the respective Fund, shall be the agreements, covenants, representations, warranties, actions, and obligations of that Fund only, (2) all rights and benefits created hereunder in favor of a Fund shall inure to and be enforceable by each Investment Company of which that Fund is a series on that Fund’s behalf, and (3) in no event shall any other series of an Investment Company or the assets thereof be held liable with respect to the breach or other default by an obligated Fund or Investment Company of its agreements, covenants, representations, warranties, actions, and obligations set forth herein.

Each Investment Company wishes to effect the reorganization as described in section 368(a) of the Internal Revenue Code of 1986, as amended (“Code”) (all “section” references are to the Code, unless otherwise noted), and intends this Agreement to be, and adopts it as, a “plan of reorganization” within the meaning of the regulations under the Code (“Regulations”). The reorganization will consist of the transfer of all of the Acquired Fund’s assets to the Acquiring Fund in exchange solely for shares of beneficial interest (“shares”) of Investor Class and Institutional Class shares of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the Acquiring Fund of the Acquired Fund’s liabilities as described herein, and the distribution of Investor Class and Institutional Class Acquiring Fund Shares pro rata to the Acquired Fund’s shareholders in exchange for their corresponding Investor Class and Institutional Class Acquired Fund shares and in complete liquidation of the Acquired Fund, all on the terms and conditions set forth herein (the “Reorganization”).

Each Investment Company’s board of trustees (each a “Board” and collectively the “Boards”) including a majority of its members who are not “interested persons” as that term is defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Non-Interested Persons”) of the Investment Company, (1) has duly adopted and approved this Agreement and the transactions contemplated hereby, (2) has duly authorized performance thereof on each respective Fund’s behalf by all necessary Board action, and (3) has determined that participation in the Reorganization is in the best interests of each Fund that is a series thereof and, that the interests of the existing shareholders thereof will not be diluted as a result of the Reorganization.

The Acquired Fund currently offers two classes of shares, Investor Class shares and Institutional Class shares (collectively, the “Acquired Fund Shares”). The Acquiring Fund currently offers two classes of shares, Investor Class shares and Institutional Class shares. The rights, powers, privileges, and obligations of the Acquiring Fund Shares will be substantially similar to those of the Acquired Fund Shares. In the Reorganization, Acquired Fund Investor Class shares will be exchanged for Acquiring Fund Investor Class shares and Acquired Fund Institutional Class shares will be exchanged for Acquiring Fund Institutional Class shares.

In consideration of the mutual promises contained herein, the Investment Companies agree as follows:

1.	PLAN OF REORGANIZATION

1.1 Subject to the requisite approval of the Acquired Fund’s shareholders and the terms and conditions set forth herein, the Acquired Fund shall assign, sell, convey, transfer, and deliver to the Acquiring Fund all of the assets of the Acquired Fund as described in paragraph 1.2 (“Assets”) free and clear of all liens, encumbrances and claims whatsoever. In exchange therefor, the Acquiring Fund shall:

(a) issue and deliver to the Acquired Fund the number of full and fractional (all references herein to “fractional” shares meaning fractions rounded to the third decimal place) Acquiring Fund Shares of each class corresponding to a class of Acquired Fund Shares determined as set forth in paragraph 2.3, and

(b) assume all liabilities of the Acquired Fund as set forth in paragraph 1.3 (“Liabilities”).

Those transactions shall take place at the Closing (as defined in paragraph 3.1).

1.2 The Assets of the Acquired Fund shall consist of all assets and property of every kind and nature -- including all cash, cash equivalents, securities, commodities, futures interests, receivables (including interest and dividends receivable), claims and rights of action, rights to register shares under applicable securities laws, and books and records – the Acquired Fund owns at the Effective Time (as defined in paragraph 3.1) and any deferred and prepaid expenses shown as assets on the Acquired Fund’s books at that time; and the Acquired Fund has no unamortized or unpaid organizational fees or expenses that have not previously been disclosed in writing to SCM Trust.

1.3 The Acquired Fund will endeavor, consistent with its obligation to continue to pursue its investment objective and employ its investment strategies in accordance with the terms of its Prospectus, to identify and, to the extent practicable, discharge all of its known liabilities and obligations before the Closing Date (as defined in paragraph 3.1). The Acquiring Fund shall assume all liabilities of the Acquired Fund not discharged prior to the Closing Date, whether known or unknown, contingent, accrued or otherwise (excluding expenses relating to the Reorganization borne by Shelton Capital Management pursuant to paragraph 7), and investment contracts entered into in accordance with the terms of its Prospectus, including options, futures, forward contracts, and swap agreements.

1.4 At the Effective Time (or as soon thereafter as is reasonably practicable), the Acquired Fund shall distribute all of the Acquiring Fund Shares it receives pursuant to paragraph 1.1(a) on a class-by-class basis to its shareholders of record determined at the Effective Time (each, a “Shareholder”), in proportion to their corresponding class of Acquired Fund Shares then held of record and in constructive exchange therefor, and shall completely liquidate. That distribution shall be accomplished by SCM Trust’s transfer agent’s opening accounts on the Acquiring Fund’s shareholder records in the Shareholders’ names and transferring those Acquiring Fund Shares thereto. Each Shareholder’s account shall be credited with the pro rata number of full and fractional Acquiring Fund Shares of the applicable class having an aggregate net asset value (“NAV”) equal to the aggregate NAV of the corresponding class of Acquired Fund Shares that Shareholder holds at the Effective Time. All issued and outstanding Acquired Fund Shares, including any represented by certificates, shall simultaneously be canceled on the Acquired Fund’s shareholder records. SCM Trust shall not issue certificates representing the Acquiring Fund Shares issued in connection with the Reorganization.

1.5 Any transfer taxes payable on the issuance and transfer of the Acquiring Fund Shares in a name other than that of the registered holder on the Acquired Fund’s shareholder records of the Acquired Fund Shares actually or constructively exchanged therefor shall be paid by the transferee thereof, as a condition of that issuance and transfer.

1.6 Any reporting responsibility of the Acquired Fund to a public authority, including the responsibility for filing regulatory reports, tax returns, and other documents with the Securities and Exchange Commission (“Commission”), any state securities commission, any federal, state, and local tax authorities, and any other relevant regulatory authority, is and shall remain its responsibility up to and including the date on which it is terminated.

1.7 After the Effective Time, the Acquired Fund shall not conduct any business except in connection with the Acquired Fund’s termination or as otherwise contemplated hereby. As soon as reasonably practicable after distribution of the Acquiring Fund Shares pursuant to paragraph 1.4, but in all events within six months after the Effective Time, the Acquired Fund shall terminate.

2.	VALUATION

2.1 The value of the Assets of the Acquired Fund to be acquired, and the amount of the Acquired Fund's Liabilities to be assumed, by the Acquiring Fund hereunder shall be computed as of the scheduled close of trading on the floor of the New York Stock Exchange (usually 4:00 p.m., Eastern time) on the Closing Date (such time and date being hereinafter called the “Valuation Date”), using the Acquiring Fund’s valuation procedures, and as set forth in the then-current prospectus or statement of additional information of the Acquiring Fund, or such other valuation procedures as shall be mutually agreed upon by the Investment Companies (“Valuation Procedures”).

2.2 The net asset value per share of each class of Acquiring Fund Shares shall be the net asset value per share computed as of the Valuation Date, using the Valuation Procedures.

2.3 The number of each class of Acquiring Fund Shares to be issued (including fractional shares, if any) in the Reorganization shall be determined by dividing the value of the net assets attributable to the corresponding class of Acquired Fund Shares determined using the same Valuation Procedures referred to in paragraph 2.1 by the net asset value of one Acquiring Fund Share of the corresponding class determined in accordance with paragraph 2.2.

2.4 All computations of value shall be made by Gemini Fund Services, LLC in accordance with the regular practices of Gemini Fund Services, LLC as fund accountant for the Acquiring Fund, and shall be subject to adjustment by an amount, if any, agreed to by Gemini Fund Services, LLC and UMB Fund Services, Inc., the Acquired Fund’s co-administrator.

2.5 IMST II and SCM Trust agree to use commercially reasonable efforts to cause their respective administrators and investment advisers to work together to resolve before the Valuation Date any material pricing differences identified between the prices of the Assets determined using the Valuation Procedures as compared to the prices of the Assets determined using the Acquired Fund’s valuation procedures.

2.6 In the event that on the Valuation Date, either: (a) the New York Stock Exchange (“NYSE”) or another primary exchange on which the portfolio securities of the Acquiring Fund or the Acquired Fund are purchased or sold shall be closed to trading or trading on such exchange shall be restricted; or (b) trading or the reporting of trading on the NYSE or elsewhere shall be disrupted so that accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable as mutually determined by the parties, the Valuation Date shall be postponed until the first business day after the day when trading is fully resumed and reporting is restored.

3.	CLOSING AND EFFECTIVE TIME

3.1 Unless the Investment Companies agree otherwise, all acts necessary to consummate the Reorganization (“Closing”) shall be deemed to take place simultaneously as of immediately after the close of business (4:00 p.m., Eastern Time) on June __, 2019 (the “Closing Date”), or such other date as the Investment Companies, through their duly authorized officers, may mutually agree in writing (“Effective Time”). The Closing shall be held at the offices of SCM Trust at 1875 Lawrence Street, Suite 300, Denver CO 80202 or at such other place as to which the Investment Companies agree.

3.2 IMST II shall cause the custodian of the Assets (“Old Custodian”) (a) to make the Acquired Fund’s portfolio securities available to SCM Trust (or to its custodian (“New Custodian”), if SCM Trust so directs), for examination, no later than five business days preceding the Effective Time and (b) to transfer and deliver the Assets at the Effective Time to the New Custodian for the Acquiring Fund’s account, as follows: (1) duly endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the custom of brokers, (2) by book entry, in accordance with the Old Custodian’s customary practices and any securities depository (as defined in Rule 17f-4 under the 1940 Act) in which the Assets are deposited, in the case of the Acquired Fund’s portfolio securities and instruments deposited with those depositories, and (3) by wire transfer of federal funds in the case of cash. IMST II shall also direct the Old Custodian to deliver at the Closing an authorized officer’s certificate (i) stating that pursuant to proper instructions provided to the Old Custodian by IMST II, the Old Custodian has delivered all of the Acquired Fund’s portfolio securities, cash, and other Assets to the New Custodian for the Acquiring Fund’s account, and (ii) attaching a schedule setting forth information (including adjusted basis and holding period, by lot) concerning the Assets. The New Custodian shall certify to SCM Trust that such information, as reflected on the Acquiring Fund’s books immediately after the Effective Time, does or will conform to that information as so certified by the Old Custodian.

3.3 With respect to the Acquired Fund, IMST II shall deliver, or shall direct its transfer agent to deliver, to SCM Trust at the Closing, an authorized officer’s certificate listing the Shareholders’ names and addresses together with the number and class of full and fractional outstanding Acquired Fund Shares each such Shareholder owns, at the Effective Time, certified by IMST II’s Secretary or Assistant Secretary or by its transfer agent, as applicable. SCM Trust shall direct its transfer agent to deliver to IMST II at or as soon as reasonably practicable after the Closing, an authorized officer’s certificate as to the opening of accounts on the Acquiring Fund’s shareholder records in the names of the listed Shareholders and a confirmation, or other evidence satisfactory to IMST II that the Acquiring Fund Shares to be credited to the Acquired Fund at the Effective Time have been credited to the Acquired Fund’s account on those records.

3.4 IMST II shall deliver to SCM Trust and to Shelton Capital Management within five days before the Closing, an authorized officer’s certificate listing each security, by name of issuer and number of shares that is being carried on Acquired Fund’s books at an estimated fair market value provided by an authorized pricing vendor for the Acquired Fund.

3.5 At the Closing, each Investment Company shall deliver to the other (a) bills of sale, checks, assignments, share certificates, opinions, receipts, and/or other documents the other Investment Company or its counsel reasonably requests and (b) a certificate executed in its name by its President or a Vice President in form and substance satisfactory to the recipient, and dated the Effective Time, to the effect that the representations and warranties it made in this Agreement are true and correct at the Effective Time except as they may be affected by the transactions contemplated hereby.

4.	REPRESENTATIONS AND WARRANTIES

4.1 IMST II, on the Acquired Fund’s behalf, represents and warrants to SCM Trust, on the Acquiring Fund’s behalf, as follows:

(a) IMST II (1) is a Delaware statutory trust that is duly created, validly existing, and in good standing under the laws of Delaware, (2) is duly registered under the 1940 Act as an open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b) The Acquired Fund is a duly established and designated series of IMST II;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of IMST II’s Board; and this Agreement constitutes a valid and legally binding obligation of IMST II, with respect to the Acquired Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) At the Effective Time, IMST II will have good and marketable title to the Assets and full right, power, and authority to sell, assign, transfer, and deliver the Assets hereunder free of any liens or other encumbrances (except securities that are subject to “securities loans,” as referred to in section 851(b)(2), or that are restricted as to resale by their terms); and on delivery and payment for the Assets, SCM Trust, on the Acquiring Fund’s behalf, will acquire good and marketable title thereto, subject to no restrictions on the full transfer thereof, including restrictions that might arise under the Securities Act of 1933, as amended (“1933 Act”) (except securities that are restricted as to resale by their terms);

(e) IMST II, with respect to the Acquired Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of IMST II’s Agreement and Declaration of Trust dated September 16, 2013 (“IMST II Declaration”) or By-Laws, or any material agreement, indenture, instrument, contract, lease, or other undertaking (each, an “Undertaking”) to which IMST II, on the Acquired Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which IMST II, on the Acquired Fund’s behalf, is a party or by which it is bound;

(f) At or before the Effective Time, either (1) all material contracts and other commitments of the Acquired Fund (other than this Agreement and certain investment contracts, including options, futures, forward contracts, and swap agreements) will terminate, or (2) provision for discharge and/or the Acquiring Fund’s assumption of any Liabilities of the Acquired Fund thereunder will be made, without either Fund incurring any penalty with respect thereto and without diminishing or releasing any rights IMST II may have had with respect to actions taken or omitted or to be taken by any other party thereto before the Closing;

(g) No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to IMST II’s knowledge, threatened against IMST II involving the Acquired Fund or any properties or assets attributable or allocable to the Acquired Fund, that, if adversely determined, would materially and adversely affect the Acquired Fund’s financial condition or the conduct of its business; and IMST II, on the Acquired Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects the Acquired Fund’s business or IMST II’s ability to consummate the transactions contemplated hereby;

(h) The Acquired Fund’s Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets (each, a “Statement”) at and for the period ended October 31, 2018 are in accordance with generally accepted accounting principles consistently applied in the United States (“GAAP”), and those Statements (copies of which IMST II has furnished to SCM Trust), present fairly, in all material respects, the Acquired Fund’s financial condition at the date thereof in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of the Acquired Fund required to be reflected on its balance sheet (including the notes thereto) in accordance with GAAP at either such date that are not reflected therein;

(i) Since October 31, 2018, there has not been any material adverse change in the Acquired Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquired Fund of indebtedness maturing more than one year from the date that indebtedness was incurred (except indebtedness incurred in connection with certain investment contracts, including options, futures, forward contracts, and swap agreements); for purposes of this subparagraph, a decline in NAV per Acquired Fund Share due to declines in market values of securities the Acquired Fund holds, the discharge of the Liabilities, or the redemption of the Acquired Fund Shares by shareholders shall not constitute a material adverse change;

(j) On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquired Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and the Acquired Fund has not at any time since its inception been liable for any material income or excise tax pursuant to section 852 or 4982 of the Code that has not been paid; and to the Acquired Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquired Fund, and no assessment for taxes, interest, additions to tax, or penalty has been asserted or threatened against the Acquired Fund;

(k) For each taxable year of its operation (including the taxable year ending on the Closing Date), the Acquired Fund: (i) has qualified or will qualify (in the case of the short taxable year ending on the Closing Date), to be treated as a “regulated investment company” under the Code (a “RIC”); (ii) has been eligible (or in the case of the short taxable year ending on the Closing Date, will be eligible) to compute and has computed its federal income tax under section 852 of the Code; (iii) has satisfied (or in the case of the short taxable year ending on the Closing Date will have satisfied) the diversification requirements of Section 851(b)(3) of the Code; and (iv) has been, and will be (in the case of the short taxable year ending on the Closing Date), treated as a separate corporation for U.S. federal income tax purposes pursuant to Section 851(g) of the Code;

(l) Except as otherwise disclosed in writing to the Acquiring Fund, the Acquired Fund is in compliance in all material respects with the Code and applicable regulations promulgated under the Code pertaining to the reporting of dividends and other distributions on, and redemptions of, its capital stock; has withheld all material amounts required to have been withheld in respect of its dividends and other distributions; has paid to the proper taxing authority all taxes required to have been withheld and so paid in respect of its dividends and other distributions; and is not currently liable for any material penalties with respect to such reporting and withholding requirements;

(m) The Acquired Fund has not granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any taxes or tax return that is outstanding, other than waivers, extensions or comparable consents stemming from extensions on the due dates for filing tax returns;

(n) The Acquired Fund does not own any “converted property” (as that term is used in Treasury Regulation section 1.337(d)-7T(a)) that is subject to the rules of section 1374 of the Code as a consequence of the application of section 337(d)(1) of the Code and Treasury Regulations thereunder and has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

(o) Except as otherwise disclosed to the Acquiring Fund, the Acquired Fund has not previously been a party to a transaction that qualified as reorganization under section 368(a) of the Code;

(p) [Reserved.]

(q) All issued and outstanding shares of the Acquired Fund are, and at the Effective Time will be, validly issued, fully paid, and non-assessable by IMST II; all issued and outstanding shares of the Acquired Fund will, at the Effective Time, be held by the persons and in the amounts set forth on the Acquired Fund’s shareholder records, as provided in paragraph 3.3; and the Acquired Fund does not have outstanding any options, warrants, or other rights to subscribe for or purchase any Acquired Fund Shares, nor are there outstanding any securities convertible into any Acquired Fund Shares;

(r) The Acquired Fund’s current prospectus and statement of additional information, (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) as supplemented by any supplement thereto dated prior to or at the Effective Time, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(s) The information to be furnished by IMST II for use in no-action letters, applications for orders, the Registration Statement (as defined in paragraph 4.3(a)), proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including the Financial Industry Regulatory Authority, Inc. (“FINRA”)) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and such information furnished by IMST II shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, on the effective date of the Registration Statement, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 5.1);

(t) To the personal knowledge of the officers of IMST II, the Acquired Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquired Fund’s prospectus, except as previously disclosed in writing to SCM Trust; and

(u) The Acquiring Fund Shares to be delivered hereunder are not being acquired for the purpose of making any distribution thereof, other than in accordance with the terms hereof.

4.2 SCM Trust, on the Acquiring Fund’s behalf, represents and warrants to IMST II, on the Acquired Fund’s behalf, as follows:

(a) SCM Trust (1) is a Massachusetts business trust that is duly created, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts, (2) is duly registered under the 1940 Act as an open-end management investment company, and its registration with the Commission as an investment company under the 1940 Act is in full force and effect, and (3) has the power to own all its properties and assets and to carry on its business as described in its current registration statement on Form N-1A;

(b) The Acquiring Fund is a duly established and designated series of SCM Trust;

(c) The execution, delivery, and performance of this Agreement have been duly authorized at the date hereof by all necessary action on the part of SCM Trust’s Board; and this Agreement constitutes a valid and legally binding obligation of SCM Trust, with respect to the Acquiring Fund, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium, and other laws affecting the rights and remedies of creditors generally and general principles of equity;

(d) All issued and outstanding shares of the Acquiring Fund are, and at the Effective Time will be, validly issued, fully paid, and non-assessable by SCM Trust; and before the Closing, there will be no (1) options, warrants, or other rights to subscribe for or purchase any Acquiring Fund Shares, or (2) securities convertible into any Acquiring Fund Shares;

(e) No consideration other than the Acquiring Fund Shares (and the Acquiring Fund’s assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

(f) SCM Trust, with respect to the Acquiring Fund, is not currently engaged in, and its execution, delivery, and performance of this Agreement and consummation of the Reorganization will not result in, (1) a conflict with or material violation of any provision of SCM Trust’s Amended and Restated Declaration of Trust dated October 10, 2011 (“SCM Trust Declaration”) or By Laws, or any Undertaking to which SCM Trust, on the Acquiring Fund’s behalf, is a party or by which it is bound or (2) the acceleration of any obligation, or the imposition of any penalty, under any Undertaking, judgment, or decree to which SCM Trust, on the Acquiring Fund’s behalf, is a party or by which it is bound;

(g) No litigation, administrative proceeding, action, or investigation of or before any court, governmental body, or arbitrator is presently pending or, to SCM Trust’s knowledge, threatened against SCM Trust with respect to the Acquiring Fund or any of its properties or assets attributable or allocable to the Acquiring Fund, that, if adversely determined, would materially and adversely affect SCM Trust’s financial condition or the conduct of its business; and SCM Trust, on the Acquiring Fund’s behalf, knows of no facts that might form the basis for the institution of any such litigation, proceeding, action, or investigation and is not a party to or subject to the provisions of any order, decree, judgment, or award of any court, governmental body, or arbitrator that materially and adversely affects SCM Trust’s business or SCM Trust’s ability to consummate the transactions contemplated hereby;

(h) The Acquiring Fund’s audited Statement of Assets and Liabilities, Schedule of Investments, Statement of Operations, and Statement of Changes in Net Assets at and for the period ended December 31, 2018, are in accordance with GAAP, and those Statements (copies of which SCM Trust has furnished to IMST II), present fairly, in all material respects, the Acquiring Fund’s financial condition at the date thereof in accordance with GAAP and the results of its operations and changes in its net assets for the period then ended, and there are no known contingent liabilities of the Acquiring Fund required to be reflected on its balance sheet (including the notes thereto) in accordance with GAAP at either such date that are not disclosed therein;

(i) Since December 31, 2018, there has not been any material adverse change in the Acquiring Fund’s financial condition, assets, liabilities, or business, other than changes occurring in the ordinary course of business, or any incurrence by the Acquiring Fund of indebtedness maturing more than one year from the date that indebtedness was incurred (except indebtedness incurred in connection with certain investment contracts, including options, futures, forward contracts, and swap agreements); for purposes of this subparagraph, a decline in NAV per Acquiring Fund Share due to declines in market values of securities the Acquiring Fund holds, the discharge of the Acquiring Fund’s liabilities, or the redemption of Acquiring Fund Shares by shareholders shall not constitute a material adverse change;

(j) On the Closing Date, all federal and other tax returns, dividend reporting forms, and other tax-related reports of the Acquiring Fund required by law to have been filed by such date (including any extensions) shall have been filed and are or will be correct in all material respects, and all federal and other taxes shown as due or required to be shown as due on said returns and reports shall have been paid or provision shall have been made for the payment thereof, and the Acquiring Fund has not at any time since its inception been liable for any material income or excise tax pursuant to section 852 or 4982 of the Code that has not been paid, and to the Acquiring Fund’s knowledge, no tax authority is currently auditing or preparing to audit the Acquiring Fund, and no assessment for taxes, interest, additions to tax, or penalty has been asserted or threatened against the Acquiring Fund;

(k) For each taxable year of its operation (including the taxable year that includes the Closing Date), the Acquiring Fund: (i) has qualified or will qualify (in the case of the taxable year that includes the Closing Date) and intends to continue to qualify for taxation as a RIC under the Code; (ii) has been eligible to compute and has computed its federal income tax under section 852 of the Code, and will do so for the taxable year that includes the Closing Date; (iii) has satisfied (or in the case of the taxable year including the Closing Date, will satisfy) the diversification requirements of Section 851(b)(3) of the Code; and (iv) has been, and will be (in the case of the taxable year that includes the Closing Date), treated as a separate corporation for U.S. federal income tax purposes pursuant to Section 851(g) of the Code;

(l) Except as otherwise disclosed in writing to the Acquired Fund, the Acquiring Fund is in compliance in all material respects with the Code and applicable regulations promulgated under the Code pertaining to the reporting of dividends and other distributions on, and redemptions of, its capital stock; has withheld all material amounts required to have been withheld in respect of its dividends and other distributions; has paid to the proper taxing authority all taxes required to have been withheld and so paid in respect of its dividends and other distributions; and is not liable for any material penalties with respect to such reporting and withholding requirements;

(m) The Acquiring Fund has not granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to any taxes or tax return that is outstanding, other than waivers, extensions or comparable consents stemming from extensions on the due dates for filing tax returns;

(n) The Acquiring Fund does not own any “converted property” (as that term is used in Treasury Regulation section 1.337(d)-7(a)) that is subject to the rules of section 1374 of the Code as a consequence of the application of section 337(d)(1) of the Code and Treasury Regulations thereunder and has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M of the Code did not apply to it;

(o) Except as otherwise disclosed to the Acquired Fund, the Acquiring Fund has not previously been a party to a transaction that qualified as reorganization under section 368(a) of the Code;

(p) [Reserved.]

(q) The Acquiring Fund Shares to be issued and delivered to the Acquired Fund, for the Shareholders’ accounts, pursuant to the terms hereof, (1) will at the Effective Time, have been duly authorized and duly registered under the federal securities laws, and appropriate notices respecting them will have been duly filed under applicable state securities laws, and (2) when so issued and delivered, will be duly and validly issued and outstanding Acquiring Fund Shares and will be fully paid and non-assessable by SCM Trust;

(r) The Acquiring Fund’s current prospectus and statement of additional information, (1) conform in all material respects to the applicable requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder and (2) as supplemented by any supplement thereto dated prior to or at the Effective Time, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(s) The information to be furnished by SCM Trust for use in no-action letters, applications for orders, the Registration Statement (as defined in paragraph 4.3(a)), proxy materials, and other documents filed or to be filed with any federal, state, or local regulatory authority (including FINRA) that may be necessary in connection with the transactions contemplated hereby shall be accurate and complete in all material respects and shall comply in all material respects with federal securities laws and other laws and regulations; and such information furnished by SCM Trust shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading on the effective date of the Registration Statement, at the Effective Time, and at the time of the Shareholders Meeting (as defined in paragraph 5.1); and

(t) To the personal knowledge of the officers of SCM Trust, the Acquiring Fund’s investment operations from inception to the date hereof have been in compliance in all material respects with the investment policies and investment restrictions set forth in the Acquiring Fund’s prospectus, except as previously disclosed in writing to IMST II.

4.3 Each Investment Company, on its respective Fund’s behalf, represents and warrants to the other Investment Company, on its respective Fund’s behalf, as follows:

(a) No governmental consents, approvals, authorizations, or filings are required under the 1933 Act, the Securities Exchange Act of 1934, as amended, the 1940 Act, Delaware law, with respect to IMST II, or Massachusetts law, with respect to SCM Trust, and no consents, approvals, authorizations, or orders of any court are required, for its execution or performance of this Agreement on the respective Fund’s behalf, except for (1) SCM Trust’s filing with the Commission of a combination proxy statement/prospectus on Form N-14 relating to the Acquiring Fund Shares issuable hereunder, and any amendment thereto (“Registration Statement”), and the effectiveness of the Registration Statement, and (2) consents, approvals, authorizations, and filings that have been made or received or may be required after the Effective Time, it being understood, however, that this Agreement and the transactions contemplated herein must be approved by the Shareholders at the Shareholders Meeting;

(b) The fair market value of the Acquiring Fund Shares each Shareholder receives will be equal to the fair market value of the corresponding Acquired Fund Shares it actually or constructively surrenders in exchange therefor;

(c) The Shareholders will be responsible for their own expenses (such as fees of personal investment or tax advisers for advice regarding the Reorganization), if any, incurred in connection with the Reorganization;

(d) The fair market value of the Assets will equal or exceed the Liabilities to be assumed by the Acquiring Fund and the Liabilities to which the Assets are subject;

(e) None of the compensation received by any Shareholder who or that is an employee of or service provider to the Acquired Fund will be separate consideration for, or allocable to, any of the Acquired Fund Shares that Shareholder holds; none of the Acquiring Fund Shares any such Shareholder receives will be separate consideration for, or allocable to, any employment agreement, investment advisory agreement, or other service agreement; and the compensation paid to any such Shareholder will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm’s-length for similar services;

(f) No expenses incurred by the Acquired Fund or on its behalf, in connection with the Reorganization will be paid or assumed by the Acquiring Fund, Shelton Capital Management, or any other third party, unless those expenses are solely and directly related to the Reorganization (determined in accordance with the guidelines set forth in Rev. Rul. 73-54, 1973-1 C.B. 187) (“Reorganization Expenses”), and no cash or property other than the Acquiring Fund Shares will be transferred to the Acquired Fund or any of its shareholders with the intention that it be used to pay any expenses (even Reorganization Expenses) thereof; and

5.	COVENANTS

5.1 IMST II covenants to call a meeting of the Acquired Fund’s shareholders to consider and act on this Agreement and to take all other action necessary to seek approval of the transactions contemplated hereby (“Shareholders Meeting”).

5.2 IMST II covenants that it will assist SCM Trust in obtaining information SCM Trust reasonably requests concerning the beneficial ownership of the Acquired Fund Shares, subject to confidentiality agreements between the parties.

5.3 IMST II covenants that it will turn over its books and records pertaining to the Acquired Fund (including all books and records required to be maintained under the 1940 Act and the rules and regulations thereunder) to SCM Trust at the Closing, upon full payment of Reorganization Expenses.

5.4 SCM Trust will prepare and file the Registration Statement with the SEC. IMST II covenants to cooperate with SCM Trust with SCM Trust’s preparation of the Registration Statement in compliance with applicable federal and state securities laws.

5.5 Each Investment Company covenants that it will, from time to time, as and when requested by the other, execute and deliver or cause to be executed and delivered all assignments and other instruments, and will take or cause to be taken any further action(s), the other Investment Company deems necessary or desirable in order to vest in, and confirm to, (a) SCM Trust, on the Acquiring Fund’s behalf, title to and possession of all the Assets, and (b) IMST II, on the Acquired Fund’s behalf, title to and possession of the Acquiring Fund Shares to be delivered hereunder, and otherwise to carry out the intent and purpose hereof.

5.6 SCM Trust covenants to use all reasonable efforts to obtain the approvals and authorizations required by the 1933 Act, the 1940 Act, and applicable state securities laws it deems appropriate to commence and continue the Acquiring Fund’s operations after the Effective Time.

5.7 Subject to this Agreement, each Investment Company covenants to take or cause to be taken all actions, and to do or cause to be done all things, reasonably necessary, proper, or advisable to consummate and effectuate the transactions contemplated hereby.

5.8 Each Investment Company will operate its businesses in the ordinary course between the date of this Agreement and the Closing Date, it being understood that such ordinary course of business may include customary dividends and distributions and shareholder purchases and redemptions.

5.9 (a) The Acquiring Fund (solely out of the Acquiring Fund’s assets and property, including any amounts paid to the Acquiring Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Acquired Fund and the Acquired Fund’s Trustees and officers (collectively, “Acquired Fund Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquired Fund or any Acquired Fund Indemnified Persons may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any material breach by the Acquiring Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b) The Acquired Fund (solely out of the Acquired Fund’s assets and property, including any amounts paid to the Acquired Fund pursuant to any applicable liability insurance policies or indemnification agreements) agrees to indemnify and hold harmless the Acquiring Fund and the Acquiring Fund’s Trustees and officers (collectively, “Acquiring Fund Indemnified Persons”) from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, the payment of reasonable legal fees and reasonable costs of investigation) to which the Acquiring Fund or any Acquiring Fund Indemnified Persons may become subject, insofar as any such loss, claim, damage, liability or expense (or actions with respect thereto) arises out of or is based on any material breach by the Acquired Fund of any of its representations, warranties, covenants or agreements set forth in this Agreement.

5.10 The parties intend that the Reorganization will qualify as a reorganization within the meaning of Section 368(a) of the Code. None of the SCM Trust, IMST II, the Acquired Fund, or the Acquiring Fund shall (either before or after the Closing Date) take any action or cause any action to be taken (including, without limitation the filing of any tax return) that is inconsistent with such treatment or that results in the failure of the Reorganization to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. At or prior to the Closing Date, the parties to this Agreement will take such reasonable action, or cause such action to be taken, as is reasonably necessary to enable Davis Graham & Stubbs LLP to render the tax opinion contemplated in this Agreement. The parties hereto agree to report the Reorganization as a reorganization qualifying under Code Section 368(a).

6.	CONDITIONS PRECEDENT

Each Investment Company’s obligations hereunder shall be subject to (a) performance by the other Investment Company of all its obligations to be performed hereunder at or before the Closing, (b) all representations and warranties of the other Investment Company contained herein being true and correct in all material respects at the date hereof and, except as they may be affected by the transactions contemplated hereby, at the Effective Time, with the same force and effect as if made at that time, and (c) the following further conditions that, at or before that time:

6.1 All representations, covenants, and warranties of the Acquiring Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of that Closing Date. The Acquiring Fund shall have delivered to the Acquired Fund on the Closing Date a certificate executed in the Acquiring Fund’s name by SCM Trust’s President or Vice President and its Treasurer or Assistant Treasurer, in form and substance satisfactory to the Acquired Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquired Fund shall reasonably request.

6.2 All representations, covenants, and warranties of the Acquired Fund contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date. The Acquired Fund shall have delivered to the Acquiring Fund on the Closing Date a certificate executed in the Acquired Fund’s name by IMST II’s President or Vice President and the Treasurer or Assistant Treasurer, in form and substance satisfactory to the Acquiring Fund and dated as of the Closing Date, to such effect and as to such other matters as the Acquiring Fund shall reasonably request.

6.3 This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by both Boards and by the shareholders of the Acquired Fund at the Shareholders Meeting. The Board of each Investment Company, including a majority of the Non-Interested Persons, shall have determined that participation in the Reorganization is in the best interests of the respective Fund and that the interests of the existing shareholders of the respective Fund will not be diluted as a result of the Reorganization.

6.4 All necessary filings shall have been made with the Commission and state securities authorities, and no order or directive shall have been received that any other or further action is required to permit the Investment Companies to carry out the transactions contemplated hereby. The Registration Statement shall have become effective under the 1933 Act, no stop orders suspending the effectiveness thereof shall have been issued, and, to SCM Trust’s best knowledge, no investigation or proceeding for that purpose shall have been instituted or be pending, threatened, or contemplated under the 1933 Act or the 1940 Act. The Commission shall not have issued an unfavorable report with respect to the Reorganization under section 25(b) of the 1940 Act nor instituted any proceedings seeking to enjoin consummation of the transactions contemplated hereby under section 25(c) of the 1940 Act. All consents, orders, and permits of federal, state, and local regulatory authorities (including the Commission and state securities authorities) either Investment Company deems necessary to permit consummation, in all material respects, of the transactions contemplated hereby shall have been obtained, except where failure to obtain same would not involve a risk of a material adverse effect on any Fund’s assets or properties.

6.5 At the Effective Time, no action, suit, or other proceeding shall be pending (or, to either Investment Company’s best knowledge, threatened to be commenced) before any court, governmental agency, or arbitrator in which it is sought to enjoin the performance of, restrain, prohibit, affect the enforceability of, or obtain damages or other relief in connection with, the transactions contemplated hereby.

6.6 SCM Trust, on behalf of the Acquiring Fund, shall have executed and delivered to IMST II an Assumption of Liabilities dated as of the Closing Date pursuant to which the Acquiring Fund will assume all of the Liabilities of the Acquired Fund not discharged prior to the Closing Date in accordance with Section 1.3 of this Agreement.

6.7 IMST II shall have duly executed and delivered to SCM Trust such bills of sale, assignments, certificates and other instruments of transfer as may be necessary or desirable to transfer all right, title and interest of the Acquired Fund in and to the Assets.

6.8 The Acquiring Fund and the Acquired Fund shall have received an opinion from Davis Graham & Stubbs LLP (“Counsel”), substantially to the effect that, for federal income tax purposes:

(a)	the acquisition by the Acquiring Fund of all of the Assets in exchange solely for the Acquiring Fund Shares and the assumption of the Liabilities by the Acquiring Fund, followed by the distribution of the Acquiring Fund Shares to the Shareholders in exchange for their Acquired Fund Shares in complete liquidation and termination of the Acquired Fund will constitute a reorganization under section 368(a) of the Code, and the Acquired Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of section 368(b) of the Code;
(b)	no gain or loss will be recognized by the Acquired Fund on the transfer of the Assets in exchange for shares of the Acquiring Fund or the assumption by the Acquiring Fund of the Liabilities, or upon the distribution of the Acquiring Fund Shares to the Shareholders in complete liquidation of the Acquired Fund, except for (A) any gain or loss recognized on (1) “section 1256 contracts” as defined in section 1256(b) of the Code or (2) the transfer of stock in a “passive foreign investment company” as defined in section 1297(a) of the Code, and (B) any other gain or loss that may be required to be recognized (1) as a result of the closing of the tax year of the Acquired Fund, or (2) upon the transfer of an asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code;
(c)	(c) the tax basis of the Assets will be the same to the Acquiring Fund as the tax basis of such Assets to the Acquired Fund immediately prior to the Reorganization, except that the Acquiring Fund’s tax basis will be increased by any gain recognized by the Acquired Fund in the Reorganization, and the holding period of each Asset in the hands of the Acquiring Fund will include the period during which such Asset was held by the Acquired Fund, except where the Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period;
(d)	no gain or loss will be recognized by the Acquiring Fund upon the receipt of the Assets solely in exchange for Acquiring Fund Shares and the assumption by the Acquiring Fund of the Liabilities;
(e)	no gain or loss will be recognized by the Shareholders upon the receipt of the Acquiring Fund Shares by such Shareholders in exchange for their Acquired Fund Shares;
(f)	the aggregate tax basis of the Acquiring Fund Shares, including any fractional shares, received by each Shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund Shares held by such Shareholder immediately prior to the Reorganization, and the holding period of the Acquiring Fund Shares, including fractional shares, received by each Shareholder will include the period during which the Acquired Fund Shares exchanged were held by such Shareholder, provided such Acquired Fund Shares are held as capital assets at the time of the Reorganization; and

(g)	the Acquiring Fund will succeed to the tax attributes of the Acquired Fund that are described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381 through 384 of the Code and the regulations thereunder.

No opinion will be expressed as to (1) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to any stock held in a passive foreign investment company as defined in Section 1297(a) of the Code, (2) the effect of the Reorganization on the Acquired Fund or the Acquiring Fund with respect to any transferred asset as to which any unrealized gain or loss is required to be recognized under U.S. federal income tax principles (i) at the end of a taxable year or upon the termination thereof, or (ii) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction, or (3) any other U.S. federal tax issues (except those set forth above) and all state, local or foreign tax issues of any kind.

In rendering its opinion, counsel may rely as to factual matters, exclusively and without independent verification, on customary assumptions and upon the representations and warranties made in this Agreement, which counsel may treat as representations and warranties made to it, and in separate letters addressed to counsel and the certificates delivered pursuant to this Agreement. The delivery of such opinion is conditioned upon receipt by Counsel of representations it shall request of IMST II and SCM Trust.

6.9 The Acquired Fund shall have declared a dividend prior to the Closing, which together with all previous dividends, will have the effect of distributing to the Shareholders all of the Acquired Fund’s investment company taxable income (within the meaning of section 852(b)(2) of the Code, computed without regard to the deduction for dividends paid), if any, plus any excess of its interest excludible from gross income under Section 103(a) of the Code over its deductions disallowed under Sections 265 and 171(a)(2) of the Code for the taxable year ending on the Closing Date, and all of the Acquired Fund’s net capital gain (as defined in section 1222(11) of the Code) that has not previously been distributed (or deemed distributed), if any, for the avoidance of doubt after reduction for any usable capital loss carryforwards, recognized in all periods up to and including the Closing Date.

6.10 At any time before the Closing, either Investment Company may waive the performance by the other Investment Company of any of the foregoing conditions (except those set forth in paragraphs 6.1, 6.4, 6.6 and 6.8) if, in the judgment of its Board, such waiver will not have a material adverse effect on the respective Fund’s shareholders’ interests.

7.	EXPENSES

7.1 The Acquiring Fund will pay the first $75,000 of Reorganization Expenses, and Shelton Capital Management shall pay any Reorganization Expenses in excess of $75,000. The Reorganization Expenses include, without limitation, (1) costs associated with obtaining any necessary order of exemption from the 1940 Act, preparing and filing the Registration Statement, and printing and distributing the Acquiring Fund’s prospectus and the Acquired Fund’s proxy materials; (2) legal and accounting fees, including fees of the counsel to IMST II and its Non-Interested Persons; (3) transfer agent and custodian conversion costs; (4) transfer taxes for foreign securities; (5) proxy solicitation costs; (6) expenses of holding the Shareholders Meeting (including any adjournments thereof), but exclude brokerage expenses; and (7) expenses of liquidating the Acquired Fund. The Acquiring Fund shall remain liable for the expenses, as described above, in the event this Agreement is terminated pursuant to paragraph 9. Notwithstanding the foregoing, expenses shall be paid by the Acquired Fund directly if and to the extent that the payment thereof by another person would result in the Acquired Fund’s disqualification as a RIC or would prevent the Reorganization from qualifying as a tax-free reorganization.

8.	ENTIRE AGREEMENT; NO SURVIVAL

Neither Investment Company has made any representation, warranty, or covenant not set forth herein, and this Agreement constitutes the entire agreement between the Investment Companies. The representations, warranties, and covenants contained herein or in any document delivered pursuant hereto or in connection herewith shall not survive the Closing, other than those to be performed after the Closing and the indemnification obligations under paragraph 5.9.

9.	TERMINATION

This Agreement may be terminated at any time at or before the Closing:

9.1 By either Investment Company (a) in the event of the other Investment Company’s material breach of any representation, warranty, or covenant contained herein to be performed at or before the Closing if not cured within 30 days or, in the sole discretion of the non-breaching Investment Company’s Board, prior to the Closing, (b) if a condition to its obligations has not been met and it reasonably appears that that condition will not or cannot be met, (c) if a governmental body issues an order, decree, or ruling having the effect of permanently enjoining, restraining, or otherwise prohibiting consummation of the Reorganization, or (d) its Board determines that the consummation of the transactions contemplated herein is not in the best interest of the party, and to give notice to the other party hereto; or

9.2 By the mutual agreement of the Investment Companies.

9.3 By either Investment Company, in the event that the Acquired Fund does not receive the requisite shareholder approval of the Reorganization.

In the event of termination under paragraphs 9.1(b), (c) or (d), neither Investment Company (nor its trustees, directors, officers, shareholders, agents or employees) shall have any liability to the other Investment Company.

10.	AMENDMENTS

The Investment Companies may amend, modify, or supplement this Agreement at any time in any manner they mutually agree on in writing, notwithstanding the Shareholders’ approval thereof; provided that, following that approval no such amendment, modification, or supplement shall have a material adverse effect on the Shareholders’ interests. No subsequent amendments, modifications, or supplements to this Agreement will alter the obligations of the parties with respect to paragraph 7 without their express agreement thereto.

11.	SEVERABILITY

Any term or provision hereof that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions hereof or affecting the validity or enforceability of any of the terms and provisions hereof in any other jurisdiction.

12.	MISCELLANEOUS

12.1 This Agreement shall be governed by and construed in accordance with the internal laws of Delaware, without giving effect to principles of conflicts of laws; provided that, in the case of any conflict between those laws and the federal securities laws, the latter shall govern.

12.2 Nothing expressed or implied herein is intended or shall be construed to confer on or give any person, firm, trust, or corporation other than SCM Trust, on the Acquiring Fund’s behalf, or IMST II, on the Acquired Fund’s behalf, and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

12.3 Notice is hereby given that this instrument is executed and delivered on behalf of each Investment Company’s trustees solely in their capacities as trustees, and not individually, and that each Investment Company’s obligations under this instrument are not binding on or enforceable against any of its trustees, officers, shareholders, agents or employees or series other than the respective Fund but are only binding on and enforceable against its property attributable to and held for the benefit of the respective Fund (“Fund’s Property”) and not its property attributable to and held for the benefit of any other series thereof. Each Investment Company, in asserting any rights or claims under this Agreement on its or the respective Fund’s behalf, shall look only to the other Fund’s Property in settlement of those rights or claims and not to the property of any other series of the other Investment Company or to those trustees, officers, shareholders, agents or employees.

12.4 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been executed by the Investment Company and delivered to the other Investment Company. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

13.	CONFIDENTIALITY

Each Fund agrees to treat confidentially and as proprietary information of the other Fund all records and other information, including any information relating to portfolio holdings, of such other Fund and not to use such records and information for any purpose other than the performance of its duties under this Agreement; provided, however, that after prior notification of and written approval by such other Fund (which approval shall not be withheld if the disclosing Fund would be exposed to civil or criminal contempt proceedings for failure to comply when requested to divulge such information by duly constituted authorities having proper jurisdiction, and which approval shall not be withheld unreasonably in any other circumstance), a Fund may disclose such records and/or information as so approved.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed and delivered by its duly authorized officer as of the day and year first written above.

SCM TRUST, on behalf of the Shelton Tactical Credit Fund

By:
Name:	Stephen C. Rogers
Title:	Chairman and President

INVESTMENT MANAGERS SERIES TRUST II on behalf of the Cedar Ridge Unconstrained Credit Fund

By:
Name:
Title:

Solely for purposes of paragraph 7,

CCM PARTNERS, LP d/b/a SHELTON CAPITAL MANAGEMENT

By:
Name:	Stephen C. Rogers
Title:	Chief Executive Officer

APPENDIX B

FORM OF INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTMENT MANAGERS SERIES TRUST II

AND

SHELTON CAPITAL MANAGEMENT

THIS INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of _____________, is entered into by and between Investment Managers Series Trust II, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (the “Fund”), and CCM Partners, LP d/b/a Shelton Capital Management, a California limited partnership (the “Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to the Fund, each a series of the Trust, which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Advisor is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

In General. The Advisor agrees, all as more fully set forth herein, to act as investment advisor to the Fund with respect to the investment of the Fund’s assets and to supervise and arrange for the purchase and sale of securities or other assets held by the Fund.

Duties and Obligations of the Advisor with Respect to Investment of Assets of the Fund.

(a) Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees (the “Board” or the “Trustees”), the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of the Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and other rights pertaining to such securities and other assets, if any, on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; (iv) furnish to the Board and/or the officers of the Trust such reports and statements and other information relating to the Fund’s investment performance and investment mandate compliance as the Trustees or officers may reasonably request; and (v) furnish the Trust with such other documents and information as the Trustees or officers of the Trust may from time to time reasonably request.

(b) In performing its duties under this Section 2 with respect to the Fund, the Advisor may choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors. If the Advisor chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act; and provided further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law. If the Advisor delegates any of its duties and obligations under this Agreement with respect to the Fund to one or more investment sub-advisors, then subject to the requirements of the 1940 Act and the rules and regulations thereunder, prior approval of the Board and any exemptive relief provided by the Securities and Exchange Commission (the “SEC”), the Advisor shall have (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) full discretion to select new or additional investment sub-advisors for the Fund; (ii) full discretion to enter into and materially modify existing sub-advisory agreements with investment sub-advisors; (iii) full discretion to terminate and replace any investment sub-advisor; and (iv) full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by an investment sub-advisor. In connection with the Advisor’s responsibilities with respect to any Fund for which one more investment sub-advisors manages all or a portion of the Fund’s assets (each a “sub-advised portion”), the Advisor shall (x) assess the Fund’s investment focus and investment strategy for each sub-advised portfolio of the Fund; (y)perform diligence on and monitor the investment performance of each sub-advised portion and the investment sub-advisor’s adherence to the investment strategy of the sub-advised portion or the Fund, as applicable, and compliance procedures of each investment sub-advisor providing services to the Fund; and (z) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisors from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment goals. In addition, the Advisor shall monitor compliance by each investment sub-advisor of the Fund with the investment objectives, policies and restrictions of the Fund, and review and periodically report to the Board on the performance of each investment sub-advisor.

Covenants. In the performance of its duties under this Agreement, the Advisor:

shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and all applicable Rules and Regulations of the SEC; (ii) any other applicable provision of Federal law; (iii) the provisions of the Agreement and Declaration of Trust and By-Laws of the Trust, as such documents are amended from time to time and as furnished to the Advisor; (iv) the investment objectives and policies of the Fund as set forth in its Prospectus and Statement of Additional Information included in the Trust’s Registration Statement on Form N-1A; and (v) compliance policies and procedures of the Trust adopted by the Board of Trustees of the Trust, as furnished to the Advisor;

will, with respect to the Fund’s assets not managed by an investment sub-advisor, place purchase or sale orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Advisor will, subject to its duty to seek best execution, attempt to obtain the best price and the most favorable execution of its orders. In placing orders, the Advisor will consider the experience and skill of the broker or dealer, as well as the firm’s reputation for financial responsibility and administrative efficiency. Consistent with this obligation, the Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Advisor hereunder. A commission paid to a broker may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. In no instance, however, will the Fund’s securities be purchased from or sold to the Advisor, or any affiliated person thereof, except to the extent permitted by the SEC or by applicable law;

will treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund (except for proprietary information relating to the Advisor’s methodology unless such information is required to be maintained in the records of the Fund by the 1940 Act or the rules or regulations thereunder.), and to the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld when the Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund;

will maintain errors and omissions insurance in an amount at least equal to that disclosed to the Board of Trustees in connection with its approval of this Agreement;

will supply such information to the Trust’s co-administrators and permit such compliance inspections by the Trust’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board of Trustees, including without limitation full copies of all letters received by the Advisor during the term of this Agreement from the staff of the U.S. Securities and Exchange Commission regarding its examination of the activities of the Advisor; and

will use its best efforts to assist the Trust and the Fund in implementing the Trust’s disclosure controls and procedures, and will from time to time provide the Trust a written summary of its compliance policies and procedures that is reasonably acceptable to the Trust to enable the Trust to fulfill its obligations under Rule 38a-1 under the 1940 Act.

Services Not Exclusive. Nothing in this Agreement shall prevent the Advisor, nor any officer, employee or affiliate thereof, from acting as investment advisor or investment sub-advisor for any other person, firm or corporation, including any other investment company or pooled investment vehicle, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Advisor, or any of its officers, employees, affiliates or agents, from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Advisor hereby agrees that all records which it maintains for the Fund are the property of the Trust and further agrees to surrender promptly to the Trust any such records upon the Trust’s request. The Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act. Notwithstanding anything in this Agreement to the contrary, and to the extent permitted by applicable law, the Advisor may maintain copies of any such records, including the performance records of the Fund, and the Advisor may use such performance records to promote its services to other accounts, including other fund accounts.

Agency Cross and Rule 17a-7 Transactions. From time to time, the Advisor or brokers or dealers affiliated with it may find themselves in a position to buy for certain of their brokerage clients (each an “Account”) securities which the Advisor’s investment advisory clients wish to sell, and to sell for certain of their brokerage clients securities which advisory clients wish to buy. The Advisor or the affiliated broker or dealer cannot participate in this type of transaction (known as a cross transaction) on behalf of an advisory client and retain commissions from one or both parties to the transaction without the advisory client’s consent. This prohibition exists because when the Advisor makes an investment decision on behalf of an advisory client (in contrast to a brokerage client that makes its own investment decisions), and the Advisor or an affiliate is receiving commissions from both sides of the transaction, there is a potential conflicting division of loyalties and responsibilities on the Advisor’s part regarding the advisory client. The SEC has adopted a rule under the Advisers Act which permits the Advisor or its affiliates to participate on behalf of an Account in agency cross transactions if the advisory client has given written consent in advance. By execution of this Agreement, the Trust authorizes the Advisor or its affiliates to participate in agency cross transactions involving an Account, provided that the Advisor agrees that it will not arrange purchases or sales of securities between the Fund and an Account advised by the Advisor unless (a) the purchase or sale is in accordance with applicable law (including Rule17a-7 under the 1940 Act) and the Trust’s policies and procedures, (b) the Advisor determines that the purchase or sale is in the best interests of the Fund, and (c) the Board has approved these types of transactions. The Trust may revoke its consent at any time by written notice to the Advisor.

Expenses. During the term of this Agreement, the Fund will bear all expenses not expressly assumed by the Advisor incurred in the operation of the Fund and the offering of its shares. Without limiting the generality of the foregoing:

(a) The Fund shall pay (i) fees payable to the Advisor pursuant to this Agreement; (ii) the cost (including brokerage commissions, transaction fees or charges, if any) incurred in connection with purchases and sales of the Fund’s portfolio securities and other investments and any losses in connection therewith; (iii) expenses of organizing the Fund (but not any expenses of organizing the Trust); (iv) filing fees and expenses, if any, relating to registering and qualifying and maintaining the registration and qualification of the Fund’s shares for sale under federal and state securities laws; (v) the Fund’s proportionate share of: compensation, fees and reimbursements paid to the Trustees who are not “interested persons” of the Trust or of the Advisor and compensation payable to the chief compliance officer of the Trust and other officers of the Trust not otherwise affiliated with the Trust or the Advisor; (vi) fees or expenses of custodians, transfer agents, registrars, independent pricing vendors or other service providers (except sub-advisors); (vii) legal and accounting expenses, including expenses of independent legal counsel, if any, for the Trust’s non-interested Trustees; (viii) all federal, state and local taxes (including stamp, excise, income and franchise taxes) and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates, if any, and delivery to purchasers; (x) expenses of preparing and filing reports with federal and state regulatory authorities; (xi) the Fund’s share of expenses of shareholder meetings, meetings of the Board or any committee thereof, and other meetings of the Trust; (xii) expenses of preparing, printing and distributing proxy statements relating to the Fund (unless otherwise agreed to by the Trust and the Advisor); and (xiii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiv) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Fund for violation of any law; (xv) expenses of preparing, typesetting, printing and distributing prospectuses and statements of additional information relating to the Fund and any supplements thereto, and reports, statements, notices and dividends to the Fund’s shareholders (except that, if such prospectus, statement of additional information, supplement thereto, report, statement or notice relates to series of the Trust other than the Fund, then the Fund shall be responsible for only its proportionate share of such expenses); (xvi) shareholder servicing fees; (xvii) interest; (xviii) governmental fees; (xix) costs, including interest expenses and loan commitment fees, of borrowing money; (xx) website costs, if any, relating to the Fund(xxii) audit fees; and (xxiii) the Fund’s proportionate share of litigation expenses of the Trust (that relate to the Fund) and any non-recurring or extraordinary expenses as may arise that relate to the Fund, including, without limitation, expenses relating to the Trust’s obligation to indemnify others; and

(b) the Advisor shall pay all expenses incurred by it in the performance of its duties under this Agreement, including all costs and expenses of its employees and any overhead incurred in connection with its duties hereunder, and all fees of any sub-advisors it retains for the Fund pursuant to Section 2(b).

Compensation of the Advisor. The Fund agrees to pay to the Advisor and the Advisor agrees to accept as compensation for all services rendered by the Advisor pursuant to this Agreement, a fee accrued daily and paid monthly in arrears at an annual rate listed in Appendix A with respect to the Fund’s average daily net assets. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be. The fee payable to the Advisor under this Agreement may be reduced to the extent required by any expense limitation agreement. The Advisor may voluntarily absorb certain Fund expenses or waive all or a portion of its fee pursuant to such a written expense limitation agreement.

Advisor’s Liability. The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectus, the statement of additional information, and advertising and sales materials, except for information supplied by the co-administrators, the Trust (including the officers and Trustees of the Trust) or another third party for inclusion therein. The Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by Advisor or by the Trust, including the Fund and any other series, in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the Advisor’s part in the performance of its duties or from reckless disregard by it of its duties under this Agreement.

10. Duration and Termination. (a) This Agreement shall become effective with respect to the Fund as of the date hereof and shall terminate with respect to the Fund 150 days after such effective date unless it has been approved by a majority of the Fund’s shareholders prior to such termination date (such period preceding such termination or Fund shareholder approval, the “Interim Period”); provided, however, that the term of this Agreement may be extended if permitted by regulatory or other action by the SEC or its staff. If this Agreement is so approved by a majority of the Fund’s shareholders, then unless sooner terminated with respect to the Fund as provided herein, this Agreement shall continue in effect with respect to the Fund until the second anniversary hereof. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided that such continuance is specifically approved at least annually by both (i) the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote, and (ii) the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval.

(b) During the Interim Period, the compensation earned under this Agreement will be held in an interest-bearing escrow account with the Fund's custodian. If a majority of the Fund's outstanding voting securities approve this Agreement with respect to the Fund by the end of the 150-day period following the effective date of this Agreement, the amount in such escrow account (including interest earned) will be paid to the Advisor. If a majority of the Fund’s outstanding voting securities do not approve this Agreement during such 150-day period, the Advisor will be paid, out of the escrow account, the lesser of (i) any costs incurred by the Advisor in performing its duties pursuant to this Agreement with respect to the Fund during the Interim Period (plus interest earned on that amount while in escrow), and (ii) the total amount in the escrow account (plus interest earned). Notwithstanding this Section 10(b), the parties agree that they shall reasonably cooperate to allow the Advisor to be paid such amounts out of the escrow account at such times as may be permitted by regulatory or other action by the SEC or its staff.

(c) This Agreement may be terminated by the Trust at any time as to the Fund, without the payment of any penalty, upon giving the Advisor 60 days’ notice (which notice may be waived by the Advisor), provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of the holders of a majority of the voting securities of the Fund at the time outstanding and entitled to vote, or by the Advisor on 60 days’ written notice (which notice may be waived by the Trust). Notwithstanding the foregoing, during the Interim Period the Trust’s Board of Trustees or a majority of the outstanding voting securities of the Fund may terminate this Agreement at any time, without the payment of any penalty, on ten days’ written notice to the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11.       Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

Amendment of this Agreement. This Agreement may only be amended by an instrument in writing signed by the parties hereto. Any amendment of this Agreement shall be subject to the 1940 Act, and no amendment to this Agreement as to the Fund shall be effective until approved by vote of a majority of such Fund’s outstanding voting securities, if required by the 1940 Act or other applicable law. No amendment to this Agreement or the termination of this Agreement with respect to the Fund shall affect this Agreement as it pertains to any other Fund, nor shall any such amendment require the vote of the shareholders of any other Fund.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act.

Use of the Names of the Fund. The Advisor has consented to the use by the Fund of the name or identifying word “Cedar Ridge” in the name of the Fund. Such consent is conditioned upon the employment of the Advisor as the investment advisor to the Fund. The name or identifying word “Cedar Ridge” may be used from time to time in other connections and for other purposes by the Advisor and any of its affiliates. The Advisor may require any Fund to cease using “Cedar Ridge” in the name of the Fund and in connection with the Fund’s operations if the Fund ceases to employ, for any reason, the Advisor, any successor thereto or any affiliate thereof as investment advisor.

Additional Limitation of Liability. The parties hereto are expressly put on notice that a Certificate of Trust, referring to the Trust’s Agreement and Declaration of Trust (the “Certificate”), is on file with the Secretary of the State of Delaware. The Certificate was executed by a trustee of the Trust on behalf of the Trust as trustee, and not individually, and, as provided in the Trust’s Agreement and Declaration of Trust, the obligations of the Trust are not binding on the Trust’s trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust, or the particular series in question, as the case may be. Further, the liabilities and obligations of any series of the Trust shall be enforceable only against the assets belonging to such series, and not against the assets of any other series.

Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

Counterparts. This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers, all as of the day and the year first above written.

THE TRUST:

INVESTMENT MANAGERS SERIES TRUST II on behalf of the Fund

By:
Name:
Title:

THE ADVISOR:

SHELTON CAPITAL MANAGEMENT

By:
	Name:	Steve Rogers
	Title:	Chief Executive Officer

Appendix A

Fund/Class	Advisor Fee	Effective Date
Cedar Ridge Unconstrained Credit Fund	1.00%	__/___/_____